NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Fourth Quarter And 2010 Results

Spartanburg, South Carolina, February 7, 2011...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the fourth quarter of 2010 produced net earnings of $1,462,000, or $0.23 per share, on a 46% sales increase to $37,639,000. This compares to a net loss from continuing operations of $287,000, or a loss of $0.02 per share, on sales from continuing operations of $25,843,000, in 2009’s fourth quarter. For the year ended January 1, 2011, sales were $151,120,000, up 46% from sales of $103,640,000 for the same period of 2009.  Net earnings for 2010 were $4,034,000, or $0.64 per share, compared to net earnings from continuing operations of $219,000 or $0.03 per share for 2009.

Metals Segment

Sales for the fourth quarter were $27,573,000, an increase of 60% compared to the fourth quarter of 2009 while operating income was $1,441,000, compared to a $985,000 loss in the comparable quarter last year. The sales increase resulted from an 18% increase in unit volumes combined with a 35% increase in average selling prices. The increase in unit volumes resulted from much higher commodity pipe sales that reflect more aggressive marketing of these products to gain market share, partially offset by lower non-commodity unit sales.  Fourth quarter’s selling prices, when compared to 2009’s fourth quarter, reflects primarily much higher prices for non-commodity products resulting from selling more expensive special alloys. Higher stainless steel prices and a change in product mix to a higher percent of lower-priced commodity pipe also impacted the average selling price.  The big improvement in operating income came primarily from our fabricated piping systems operations which had an excellent quarter.

Sales for 2010 were $108,543,000, up 53% from 2009. Operating income for the year was $3,774,000 compared to a loss of $12,000 for 2009.  The twelve month sales increase was comprised of a 50% increase in unit volumes combined with a 2% increase in average selling prices. The huge unit volume improvement was essentially the result of increased commodity pipe sales resulting from an aggressive effort to gain market share combined with a modest increase in non-commodity products. Although sales prices per pound increased about 16% for both our commodity pipe and our non-commodity products, the change in product mix to a much higher percentage of commodity pipe resulted in the modest overall selling price increase.

Specialty Chemicals Segment

Sales of $10,066,000 were up 17% in the fourth quarter and up 30% to $42,577,000 for 2010 over the same periods of 2009.  Operating income decreased 1% for the quarter to $777,000 but had an increase of 45% to $3,960,000 for 2010 compared to the same periods last year. The sales gains came from increases in the sulfated product line and additives for dust control and agricultural chemicals. Contract manufacturing also contributed to the sales growth. The decrease in operating income during the fourth quarter resulted from increases in raw material costs, especially from naturally occurring fats and oils and petroleum derivatives. The big increase in profits for 2010 was the result of higher sales combined with improved plant utilization which led to better absorption of fixed costs.

Sale of Blackman Uhler Specialties & Discontinued Operations

On October 2, 2009, the Company entered into an Asset Purchase Agreement with SantoLubes Manufacturing, LLC to sell the specialty chemical business of Blackman Uhler Specialties, LLC (“BU”).  As a result, this operation, which was previously included in the Specialty Chemicals Segment, is being reported as discontinued operations in 2009 results.

Other Items

Unallocated corporate expenses increased $133,000 for the fourth quarter of 2010 compared to the fourth quarter of the prior year due to a favorable prior year adjustment to reclassify certain costs associated with the sale of BU to discontinued operations.  For the year, unallocated corporate expenses decreased $467,000, compared to the same period a year ago due to reduced environmental charges that were eliminated by the sale of BU at the end of the third quarter of 2009 combined with higher administrative outsourcing fees charged to the buyer of BU.

Other (income) expense for the year ended January 2, 2010 reflects a $150,000 medical settlement with a former employee of the Company’s Augusta, Georgia chemical operation which was closed in 2001.

The Company’s cash balance decreased during the year from $14,097,000 at the end of 2009 to $109,000 as of January 1, 2011. As a result of the higher sales activity during the fourth quarter of 2010, accounts receivable and inventory levels increased at year-end 2010 by $14,781,000, when compared to the prior year end. The Company paid a $0.25 cash dividend during the first and fourth quarters of 2010 amounting to payments of $1,581,000 and $1,585,000, respectively. The December dividend would have customarily been paid after the fiscal year end but the Board of Directors decided to make the dividend payable in 2010 due to the possibility of a tax increase for 2011, which existed at that time. The Company had $219,000 of bank debt outstanding as of the end of 2010.

Outlook

Management is very pleased with achieving substantial increases in sales and profits in both our segments during a period of slow economic activity. The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have been significantly impacted by economic conditions. Stainless steel surcharges, which affect our costs of raw materials and selling prices, have increased consistently through June 2010, dropped slightly for the third quarter but increased during the fourth quarter of 2010 and are projected to increase for the first quarter of 2011. While the project and specialty products activities have been soft, there is some recent increase in these sectors. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term. Approximately 90% of the piping systems backlog comes from paper, water and wastewater treatment projects. Piping systems’ backlog was $25,306,000 at January 1, 2011 compared to $44,300,000 at the end of 2009. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

The higher sales levels the Specialty Chemicals Segment experienced during 2010 should continue into 2011. Management will keep monitoring raw material cost increases and control spending in order to minimize their effect on Segment profitability.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," "outlook" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
	Jan 1, 2011	Jan 2, 2010	Jan 1, 2011	Jan 2, 2010
Net sales
Metals Segment	$27,573,000	$17,272,000	$108,543,000	$70,891,000
Specialty Chemicals Segment	10,066,000	8,571,000	42,577,000	32,749,000
	$37,639,000	$25,843,000	$151,120,000	$103,640,000
Operating income (loss)
Metals Segment	$1,441,000	$(985,000)	$3,774,000	$(12,000)
Specialty Chemicals Segment	777,000	783,000	3,960,000	2,722,000
	2,218,000	(202,000)	7,734,000	2,710,000
Unallocated expenses
Corporate	94,000	(39,000)	1,541,000	2,008,000
Interest and debt expense	18,000	65,000	54,000	350,000
Change in fair value of interest
rate swap	-	(17,000)	-	(131,000)
Other (income) expense	-	(13,000)	(11,000)	131,000
Income (loss) from continuing
operations before income taxes	2,106,000	(198,000)	6,150,000	352,000
Provision for (benefit from)
income taxes	644,000	(55,000)	2,116,000	133,000
Net income (loss) from
continuing operations	1,462,000	(143,000)	4,034,000	219,000
Net loss from
discontinued operations	-	(144,000)	-	(4,000)

Net income (loss)	$1,462,000	$(287,000)	$4,034,000	$215,000

Net income (loss) per basic common share:
Continuing operations	$0.23	$(0.02)	$0.64	$0.03
Discontinued operations	-	(0.03)	-	(0.00)
Net income (loss)	$0.23	$(0.05)	$0.64	$0.03

Net income (loss) per diluted common share:
Continuing operations	$0.23	$(0.02)	$0.64	$0.03
Discontinued operations	-	(0.03)	-	(0.00)
Net income (loss)	$0.23	$(0.05)	$0.64	$0.03

Average shares outstanding
Basic	6,289,408	6,266,576	6,282,497	6,261,805
Diluted	6,320,718	6,266,576	6,309,198	6,269,430

Backlog-Piping Systems & Process Equipment			$25,306,000	$44,300,000

Balance Sheets	Jan 1, 2011	Jan 2, 2010

Assets
Cash	$109,000	$14,097,000
Accounts receivable, net	19,973,000	14,041,000
Inventories	34,353,000	25,504,000
Sundry current assets	3,071,000	3,259,000

Total current assets	57,506,000	56,901,000

Property, plant and equipment, net	18,192,000	15,797,000
Other assets	5,677,000	5,554,000

Total assets	$81,375,000	$78,252,000

Liabilities and shareholders' equity
Accounts payable	$10,674,000	$6,582,000
Accrued expenses	3,600,000	6,195,000

Total current liabilities	14,274,000	12,777,000
Long-term debt	219,000	-
Other long-term liabilities	3,007,000	2,754,000

Shareholders' equity	63,875,000	62,721,000

Total liabilities & shareholders’ equity	$81,375,000	$78,252,000